UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2013

1-12340

(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0339228
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of registrant’s principal executive office)

(802) 244-5621

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Officers

(e) On August 21, 2013, Green Mountain Coffee Roasters, Inc. (the “Company”) entered into a transition agreement with Michelle Stacy (the “Transition Agreement”), which governs the terms of her transition and has the following material provisions:

•                  Ms. Stacy will terminate employment on March 31, 2014 or such earlier date as Ms. Stacy dies, voluntarily terminates her employment, or is terminated by the Company for gross misconduct (such date, the “Termination Date”).  Ms. Stacy’s position as President, US Commercial will terminate effective September 28, 2013;

•                  Ms. Stacy will continue to receive her current rate of base salary until March 31, 2014 subject to acceleration in the event of death or in the event of a change in control (as defined in the Company’s 2008 Change-In-Control Severance Benefit Plan, as amended (the “CIC Plan”));

•                  Ms. Stacy will cease to be a participant in the CIC Plan as of August 23, 2013; however, she will continue to vest in her equity awards until the Termination Date.  On the Termination Date, her equity awards will be treated as provided in her award agreements;

•                  Ms. Stacy will be entitled to participate in Company employee benefit plans until the Termination Date;

•                  Ms. Stacy will be entitled to her 2013 annual incentive, time pro-rated, based on actual performance; provided, that, if Ms. Stacy should die or in the event of a change in control prior to the end of the performance period, payment will be accelerated;

•                  The Company will reimburse Ms. Stacy for the difference between the COBRA and the premium Ms. Stacy would have paid if she remained in employment until the earlier of (a) 9 months following the Termination Date, and (b) when Ms. Stacy becomes eligible for coverage by another employer;

•                  The Company agrees to provide Ms. Stacy with Executive Outplacement services with a value of up to $25,000.00 with service provider selected exclusively by the Company. Outplacement services will be available to Ms. Stacy from September 1, 2013 through August 31, 2014;

•                  Ms. Stacy will receive a lump sum of $68,000.00 in lieu of her continued participation in the FY2013 Short Term Incentive Plan for the portion of the employment period that occurs after September 28, 2013; and

•                  Ms. Stacy will be eligible for an additional $42,000.00 contingent upon the Company’s good faith determination that she demonstrated good faith alignment with the Company.

In the event of a change in control (as defined in the CIC Plan and under Treasury Regulation 1.409A-3(i)(5)(v), (vi), or (vii)) prior to the Termination Date, Ms. Stacy’s service will automatically terminate on the change in control date, her salary continuation until March 31, 2014 will be accelerated and paid out in full as of such date, and she will be entitled to a pro rata 2013 annual bonus.  Ms. Stacy’s equity awards will be treated the same as equity awards of persons who participate in the CIC plan.  If the change in control occurs after the Termination Date, Ms. Stacy’s salary continuation until March 31, 2014 will be accelerated, and her 2013 fiscal year bonus will be determined in the same manner as bonuses for active employees under the CIC Plan.

If Ms. Stacy should die prior to the Termination Date, her short-term annual incentive will be paid as pro-rated based on the target amount, and her equity awards will be treated as provided in her award agreements in the event of death.  If Ms. Stacy should die after the Termination Date, any remaining salary payments she is receiving or entitled to receive will be accelerated and her annual incentive will be paid.  No salary continuation payments will be made in the event of her death prior to her termination of service.

Ms. Stacy will be bound by a confidentiality covenant and a 12-month non-compete and non-solicitation obligation following termination of her service.  A mutual non-disparagement covenant also applies.  Portions of Ms. Stacy’s compensation remain subject to recoupment according to the terms and conditions of the Transition Agreement.

This summary is qualified in its entirety by the terms of the Transition Agreement.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances Rathke
Frances Rathke
Chief Financial Officer and Treasurer

Date: August 23, 2013

3